Exhibit 99.1

NEWS RELEASE

Aphton Appoints Vincent D. Enright to Board of Directors

September 24, 2004, Miami, FL - Aphton Corporation (NASDAQ: APHT) today announced the appointment of Vincent D. Enright as an independent director. The appointment of Mr. Enright fills the vacancy created by Mr. Smith’s resignation in August 2004 as a result of his appointment as Senior Vice President and Chief Financial Officer. Mr. Enright has also been appointed as a member of the Compensation Committee and as a member and Chairman of the Audit Committee. The Board of Directors has designated Mr. Enright the financial expert for the Audit Committee in accordance with the Sarbanes-Oxley Act and the rules promulgated thereunder.

Mr. Enright has more than 30 years of financial experience with public companies including serving as the Chief Financial Officer of KeySpan Corporation, a NYSE public utility company. Mr. Enright also serves as a director and Audit Committee Chairman of certain of the funds managed by Gabelli Funds, LLC, a leading mutual fund manager. Mr. Enright holds a B.S. degree in Accounting from Fordham University.

Patrick Mooney, Aphton’s President and Chief Executive Officer, said, “Vincent brings significant expertise in financial reporting and control, budget administration, asset management and strategic planning gained from years of experience with public companies. We are delighted to welcome Vincent to the Aphton team and believe that he will be an excellent addition to and resource for our Board of Directors.”

About Aphton Corporation

Aphton Corporation is a clinical stage biopharmaceutical company developing targeted immunotherapies for cancer and other diseases. The Company’s products neutralize hormones involved in the growth and proliferation of cancers of the gastrointestinal system and reproductive system, as well as other diseases. Aphton has strategic alliances with Aventis Pasteur for treating gastrointestinal system and other cancers with INSEGIA™ (G17DT) in North America and Europe; GlaxoSmithKline for reproductive system cancer and non-cancer diseases worldwide; Daiichi Pure Chemicals for the development, manufacturing and commercialization of gastrin-related diagnostic kits; and others.

Contact:

Investor Relations:

Nicholas Porras, 305/374-7338

ir@aphton.com

or

Aphton Corporation, Miami

Corporate Communications:

Jeannette Whitmore, 305/374-7338

aphton@aphton.com

or

Media:

The Ruth Group

Cynthia Isaac, PhD. 646/536-7028

cisaac@theruthgroup.com

or

Web Site: http://www.aphton.com